EXHIBIT (a)(1)(A)
Affiliated Computer Services, Inc.
Offer to Purchase for Cash
Up to 55,500,000 Shares of its Class A Common Stock
(Including the Associated Stock Purchase Rights)
at a Purchase Price not greater than $63.00
nor less than $56.00 per Share
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 10, 2006, UNLESS THE OFFER IS EXTENDED.
       Affiliated Computer Services, Inc., a Delaware corporation (the “Company” or “ACS”), invites our shareholders to tender up to 55,500,000 shares of our Class A Common Stock, $0.01 par value per share (the “Shares” or “Class A Shares”), for purchase by us at a price not greater than $63.00 nor less than $56.00 per Share, in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 55,500,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
      Only Shares properly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholder at our expense promptly following the Expiration Date (as defined in the Introduction). See Section 3 “Procedures For Tendering Shares”.
      Our intent is to purchase up to $3.5 billion of our Shares in the Offer. In the event the Purchase Price is less than the maximum of $63.00 per share and more than 55,500,000 Shares are tendered in the Offer at or below the Purchase Price selected by us, we may exercise our right to purchase up to an additional 2% of our outstanding Class A Shares without extending the Offer, so that we purchase up to $3.5 billion of our Shares. By way of example, if the Purchase Price is $60.00 per Share, we may purchase up to an additional 2,366,045 outstanding Class A Shares to the extent tendered in the Offer. We also reserve the right, in our sole discretion, to purchase additional Shares pursuant to the Offer, subject to legal requirements. See Section 1 “Terms Of The Offer” and Section 14 “Extension Of The Offer; Termination; Amendment”.
      Unless the context requires otherwise, all references to “Shares” or “Class A Shares” shall include the associated stock purchase rights issued pursuant to that certain First Amended and Restated Rights Agreement, dated as of April 2, 1999, as amended as of February 5, 2002, between us and First City Transfer Company. All Shares tendered and purchased will include such associated stock purchase rights.
      THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING OBTAINING THE NECESSARY FINANCING FOR THE OFFER PURSUANT TO THE TERMS AND CONDITIONS

CONTAINED IN THE COMMITMENT LETTER (AS DEFINED IN SECTION 9). SEE SECTION 7 “CONDITIONS OF THE OFFER” AND SECTION 9 “SOURCE AND AMOUNT OF FUNDS”.
      The Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “ACS.” On January 25, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares on the NYSE was $56.24 per Share. On February 8, 2006, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $62.47. Shareholders are urged to obtain current market quotations for the Shares. See Section 8 “Price Range Of Shares”.
      OUR BOARD OF DIRECTORS (OTHER THAN DARWIN DEASON, OUR CHAIRMAN, WHO ABSTAINED) HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 “PURPOSE AND CERTAIN EFFECTS OF THE OFFER”. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND CONSULT WITH YOUR OWN INVESTMENT, TAX OR OTHER FINANCIAL ADVISOR.
      OUR DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING OUR CHAIRMAN, MR. DEASON, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. IF THE OFFER IS SUBSCRIBED IN FULL, THE VOTING POWER HELD BY MR. DEASON WILL INCREASE FROM APPROXIMATELY 37% TO APPROXIMATELY 53% OF THE TOTAL OUTSTANDING VOTING POWER OF THE COMPANY IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, BASED ON SHARE DATA AS OF FEBRUARY 5, 2006. HOWEVER, MR. DEASON HAS ENTERED INTO A VOTING AGREEMENT WITH THE COMPANY WHICH LIMITS HIS ABILITY TO CAUSE THE ADDITIONAL VOTING POWER HE WILL HOLD AS A RESULT OF THE OFFER TO AFFECT THE OUTCOME OF MATTERS SUBMITTED TO THE VOTE OF THE SHAREHOLDERS OF THE COMPANY AFTER THE OFFER. SEE “PURPOSE AND CERTAIN EFFECTS OF THE OFFER — VOTING RIGHTS OF OUR CHAIRMAN” IN SECTION 2 AND SECTION 11 “INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES”.
Dealer Manager
February 9, 2006

IMPORTANT
      If you wish to tender all or any part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Friday, March 10, 2006 or any later time to which the Offer may be extended:

•	If you hold certificates in your own name, follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with the certificates evidencing your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company (“American Stock Transfer”), the Depositary;

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender the Shares for you;

•	If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3 “Procedures For Tendering Shares”;

•	If you are a participant in the Company’s Amended and Restated Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and wish to tender any of your Shares acquired by you pursuant to such plan, you should know these Shares are either held in your name or are registered in the name of a nominee, and should be tendered according to the procedures described above for the way in which you hold these Shares;

•	If you are a participant in the Company’s 401(k) Plan (the “ACS Savings Plan”) and wish to tender any of the Shares that are equivalent to your plan investment in the ACS Stock Fund portion of the ACS Savings Plan, you must follow the separate instructions and procedures described in Section 3 “Procedures For Tendering Shares”, by returning the Instruction Form in the “Letter to Participants in the ACS Savings Plan” to the Information Agent, acting as the tabulator for the Plan, at least three business days prior to the Expiration Date of the Offer (as defined in the Introduction). If the Information Agent, acting as tabulator for the plan, has not received a participant’s instructions at least three business days prior to the Expiration Date of the Offer (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, March 7, 2006), Mellon Bank, N.A., as independent plan trustee, will not tender any Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your ACS Stock Fund account in the ACS Savings Plan divided by the closing market price per share of our Class A Shares on a particular day; or

•	If you are a holder of vested ACS stock options and want to tender the shares underlying such options, you will need to exercise your vested options, pay the related purchase price and taxes and secure the delivery of Shares so that you can tender the Shares to the Company pursuant to the terms of the Offer and prior to the Expiration Date. Therefore, we recommend that you exercise your vested options at least five business days prior to the Expiration Date (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on Friday March 3, 2006). Before the Shares issuable upon your exercise of an option are delivered to you, you will also have to pay the purchase price for such Shares in accordance with the terms of the related stock option plan and stock option agreement.
      Any shareholder who desires to tender Shares and whose certificates for the Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to the expiration of the Offer must tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3 “Procedures For Tendering Shares”.
      TO PROPERLY TENDER SHARES, OTHER THAN SHARES YOU HOLD IN THE NAME OF THE ACS SAVINGS PLAN, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.
      If you wish to maximize the chance that your Shares will be purchased at the Purchase Price determined by us, you should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $56.00 per Share.
      Questions and requests for assistance may be directed to Mellon Investor Services LLC (“Mellon Investor Services”), our Information Agent, and Citigroup Global Markets Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.
      We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.
      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		8
INTRODUCTION		9
THE OFFER		12
1.	Terms Of The Offer	12
2.	Purpose and Certain Effects Of The Offer	14
3.	Procedures For Tendering Shares	19
4.	Withdrawal Rights	24
5.	Purchase Of Shares and Payment Of Purchase Price	25
6.	Conditional Tender Of Shares	26
7.	Conditions Of The Offer	26
8.	Price Range Of Shares	28
9.	Source and Amount Of Funds	29
10.	Certain Information Concerning Us	31
11.	Interests Of Directors and Executive Officers; Transactions and Arrangements Concerning The Shares	38
12.	Certain Legal Matters; Regulatory Approvals	40
13.	Material U.S. Federal Income Tax Consequences	40
14.	Extension Of The Offer; Termination; Amendment	44
15.	Fees and Expenses	45
16.	Miscellaneous	46

i

SUMMARY TERM SHEET
      We are providing this summary of the terms of the Offer for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase Shares?
      Affiliated Computer Services, Inc.
What is the purpose of the Offer?
      Our Board of Directors has reviewed a variety of alternatives to increase shareholder value with the assistance of management and outside advisors. The Board of Directors considered the Company’s capital structure, free cash flow, financial position and dividend policy, operations, competitive position, resources and prospects, the current market price of our Class A Shares, our desire for future financial flexibility, the expected availability and cost of financing, the resulting increase in voting power held by our Chairman, Darwin Deason, and Mr. Deason’s willingness to limit that increased voting power pursuant to the terms of the Voting Agreement, and the attractiveness of the Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business. Based upon its review, our Board of Directors has determined that returning capital to its shareholders through the Offer is an effective means of providing value to the Company’s shareholders. In addition, the Board believes that increasing the Company’s indebtedness to fund the Offer is a prudent use of the Company’s financial resources. See Section 2 “Purpose and Certain Effects of the Offer”.
What will the purchase price for the Shares be and what will be the form of payment?
      We are conducting the Offer through a procedure commonly called a modified “Dutch” auction. This procedure allows you to select the price per Share (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $56.00 to $63.00 per Share. We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 55,500,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price determined in the Offer, as described below, will be deemed to be tendered at the minimum price of $56.00. All Shares that we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price determined in the Offer. You should understand that this election could have the effect of decreasing the Purchase Price determined by us which may result in your Shares being purchased at the minimum price of $56.00 per Share. If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the expiration of the Offer (as defined in the Introduction). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Introduction” and Section 1 “Terms Of The Offer”.
How many Shares will be purchased?
      We will purchase 55,500,000 Shares in the Offer, or such lesser number of Shares as are properly tendered and not properly withdrawn. The 55,500,000 Shares represent approximately 47% of our outstanding Class A Shares as of February 5, 2006. If more than 55,500,000 Shares are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 Shares, but not including any Shares held in the name of the ACS Savings Plan), which will be purchased on a priority basis. Our intent is to purchase up to $3.5 billion of our Shares in the Offer. In the event the Purchase Price is less than the maximum of $63.00 per share and more than 55,500,000 Shares are tendered in the Offer at or below the Purchase Price selected by us, we may exercise our right to purchase up to an additional 2% of our outstanding Class A Shares without extending the Offer, so that we repurchase up to $3.5 billion of our Shares. By way of example, if the Purchase Price is

$60.00 per Share, we may purchase up to an additional 2,366,045 outstanding Class A Shares to the extent tendered in the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. See Section 1 “Terms Of The Offer”.
What are the “associated stock purchase rights”?
      Each time we issue a Share, we issue to the holder of such Share one stock purchase right pursuant to the First Amended and Restated Rights Agreement, dated as of April 2, 1999, as amended as of February 5, 2002, between us and First City Transfer Company, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO (“Schedule TO”). These associated stock purchase rights are not represented by separate certificates. Instead, they are evidenced by the certificates for the Shares and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to Shares include the associated stock purchase rights and a tender of shares will include a tender of the associated stock purchase rights.
How will ACS pay for the Shares?
      We will need approximately $3.5 billion to purchase 55,500,000 Shares, assuming the maximum purchase price per Share of $63.00. We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer principally from borrowings under the new credit facilities referenced in the Commitment Letter (described in Section 9 “Source and Amount of Funds”) as well as using then available cash on hand. If fewer than the maximum number of Shares are tendered, we may seek to borrow less than the full amount contemplated by the new term loan facility described in the Commitment Letter. The new credit facilities will also be used to refinance the outstanding indebtedness under our Existing Credit Facility (as defined in Section 9 “Source and Amount of Funds”) (estimated to be approximately $322 million based on currently available information) and to pay Offer, financial advisory and new credit facilities fees and expenses (estimated to be approximately $120 million based on currently available information). At the time of the Offer, the Company does not have any alternative financing arrangements or plans in the event the anticipated new credit facilities do not provide the funds necessary to complete the Offer. Obtaining financing pursuant to the terms of the Commitment Letter is subject to the conditions specified in the Commitment Letter and such financing is a condition to the consummation of the Offer. See Section 9 “Source and Amount of Funds”.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
      We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Section 7 “Conditions Of The Offer” and Section 14 “Extension Of The Offer; Termination; Amendment”.
How will I be notified if the Offer is extended or amended?
      If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date (as that term is defined in the Introduction). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14 “Extension Of The Offer; Termination; Amendment”.
How long do I have to tender my Shares?
      You may tender your Shares at any time until the Offer expires. The Offer will expire on Friday, March 10, 2006, at 5:00 p.m., New York City time, unless we extend the Offer. If you are a participant in the ACS Savings Plan and you wish to instruct Mellon Bank, N.A., as independent plan trustee, to tender your equivalent Shares held in the ACS Savings Plan, you may deliver instructions regarding your Shares to the Information Agent, as tabulator for the plan, at any time until three business days prior to the expiration of the Offer. Therefore, unless the Offer is extended, participants in the ACS Savings Plan will be required to return the Instruction Form no later than 5:00 P.M., New York City time, on Tuesday, March 7, 2006. We may choose to extend the Offer at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “Introduction” and Section 1 “Terms Of The Offer” and Section 14 “Extension Of The Offer; Termination; Amendment”.

Are there any conditions to the Offer?
      Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions, including the following:

•	We must obtain financing pursuant to the terms and conditions contained in the Commitment Letter with Citigroup Global Markets Inc.;

•	No decrease of more than 15% in the market price of our Class A Shares, or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on February 8, 2006, shall have occurred during the Offer;

•	No legal action shall be pending, or shall have been threatened or taken, that arises out of the Offer or any events or circumstances relating thereto or that would or is reasonably likely to adversely affect our business or adversely impact our ability to purchase the shares in the Offer;

•	No person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), or proposed or announced its intention to propose a merger, business combination or other similar transaction involving us;

•	No material change in our business, condition (financial or otherwise), assets, liabilities, income, operations, prospects shall have occurred during the Offer;

•	Other than as a result of the Offer, no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares, other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “SEC”) on or before February 8, 2006, and no person (including certain groups) who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 8, 2006 shall have acquired, or proposed to acquire, beneficial ownership of an additional 2% or more of our outstanding Shares. In addition, other than as a result of the Offer, no new group shall have been formed that beneficially owns more than 5% of our outstanding Shares;

•	We must obtain any domestic and foreign approvals and authorizations and any third party consents that are required to be obtained in connection with the Offer; and

•	Our Voting Agreement with Mr. Deason shall not have been terminated and shall continue to be in full force and effect.
      The Offer is subject to a number of other terms and conditions described in greater detail in Section 7 “Conditions Of The Offer” and Section 9 “Source and Amount Of Funds”.
Following the Offer, will ACS continue as a public company?
      Yes, the completion of the Offer in accordance with its conditions will not cause ACS to be delisted from the New York Stock Exchange (the “NYSE”) or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2 “Purpose and Certain Effects of the Offer”.
Will the Offer affect the Company’s credit rating?
      Yes. Following the announcement of the Offer, the Company’s credit ratings were downgraded by each of the principal rating agencies. One of such downgrades reduced the Company’s rating to below investment grade. The other such downgrade reduced the Company’s rating to the lowest investment grade rating used by the applicable rating agency. If we complete the Offer, the Company’s credit ratings may be further downgraded. See Section 2 “Purpose and Certain Effects of the Offer”.

How do I tender my Shares?
      To tender your Shares, prior to 5:00 p.m., New York City time, on Friday, March 10, 2006, unless the Offer is extended:

•	You must deliver the certificate(s) evidencing your Shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase; or

•	The Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer; or

•	The Depositary must receive a confirmation of receipt of your Shares through the Automated Tender Offer Program and specific acknowledgement that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

•	You must comply with the guaranteed delivery procedure outlined in Section 3 “Procedures For Tendering Shares”.
      You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 3 “Procedures For Tendering Shares” and the instructions to the Letter of Transmittal.
      If you are a participant in the ACS Savings Plan, please see the next question.
How do I tender my Shares held through the ACS Savings Plan?
      If you are a participant in the ACS Savings Plan and you wish to instruct Mellon Bank, N.A., as independent plan trustee, to tender any of your equivalent Shares held in the plan, you must follow the separate instructions and procedures described in Section 3 “Procedures For Tendering Shares” by returning the Instruction Form in the “Letter to Participants in the ACS Savings Plan” to the Information Agent, as tabulator for the plan, at least three business days prior to the Expiration Date (as that term is defined in the Introduction) (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, March 7, 2006). If the Information Agent, as tabulator for the plan, has not received a participant’s instructions at least three business days prior to the Expiration Date, Mellon Bank, N.A., as independent plan trustee, will not tender any Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your ACS Stock Fund account in the ACS Savings Plan divided by the closing market price per share of Class A Shares on a particular day. The ACS Savings Plan is prohibited from selling Shares to us for a price that is less than the prevailing market price of our Shares. ACCORDINGLY, IF A PARTICIPANT ELECTS TO SUBMIT INSTRUCTIONS TO TENDER SHARES AT A PRICE THAT IS LOWER THAN THE CLOSING PRICE OF OUR SHARES ON THE DATE THE OFFER EXPIRES, THE TENDER PRICE A PARTICIPANT ELECTS WILL BE DEEMED TO HAVE BEEN INCREASED TO THE CLOSEST TENDER PRICE THAT IS NOT LESS THAN THE CLOSING PRICE OF OUR SHARES ON THE NYSE ON THE DATE THE OFFER EXPIRES. THIS COULD RESULT IN A PARTICIPANT’S SHARES NOT BEING PURCHASED IN THE OFFER. IF THE CLOSING PRICE OF OUR CLASS A SHARES ON THE DATE THE OFFER EXPIRES IS GREATER THAN THE MAXIMUM PRICE AVAILABLE IN THE OFFER, NONE OF THE SHARES WILL BE TENDERED AND A PARTICIPANT’S TENDER INSTRUCTIONS WILL BE DEEMED TO HAVE BEEN WITHDRAWN.
How do participants in our Employee Stock Purchase Plan participate in the Offer?
      Participants in our Employee Stock Purchase Plan who wish to tender any Shares acquired pursuant to the plan should complete and execute a Letter of Transmittal in accordance with its instructions and deliver such letter, along with the certificates evidencing the Shares, or confirmation of receipt of the Shares, and any other documents required by the Letter of Transmittal, to the Depositary no later than 5:00 p.m., New York City time, on the Expiration Date.
How do holders of vested stock options for shares participate in the Offer?
      ACS is not offering to purchase stock options in the Offer and tenders of stock options will not be accepted. Therefore, if you hold vested but unexercised ACS stock options and you want to participate in the Offer, you must exercise such options for cash in accordance with the terms of the related stock option plans and option agreements and tender the Shares received upon such exercise in accordance with the Offer. Option holders should evaluate this Offer carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1 “Terms of the Offer”. Once you exercise a stock option and obtain the Shares issued pursuant thereto, you will not be able to revoke such exercise even if your Shares are not purchased in the Offer. We strongly encourage you to discuss the Offer with your tax advisor, financial advisor and/or broker. Please be advised that it is the stock option holder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares before expiration of the Offer. Accordingly, we suggest that you exercise your vested options and pay the purchase price for such Shares in accordance with the terms of the related stock option plan and option agreement at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise your vested stock options and pay the related purchase price no later than 5:00 p.m., New York time, on Friday, March 3, 2006). See Section 3 “Procedures for Tendering Shares”.
Once I have tendered Shares in the Offer, can I change my mind and withdraw my tendered Shares?
      Yes. You may withdraw your tendered Shares at any time before the expiration of the Offer, which will occur at 5:00 p.m., New York City time, on Friday, March 10, 2006, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. Notwithstanding the foregoing, if you are a participant in the ACS Savings Plan, you may withdraw your tender instructions at any time until at least three business days before the Expiration Date in accordance with the instructions set forth in the letters sent separately to the participants in such plan. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after midnight, New York City time, on April 6, 2006. See Section 4 “Withdrawal Rights”.
How do I withdraw Shares I previously tendered?
      You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3 “Procedures For Tendering Shares”. Participants in the ACS Savings Plan who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants in the ACS Savings Plan” sent to them separately. See Section 4 “Withdrawal Rights”.
In what order will tendered Shares be purchased?
      First, we will purchase Shares from all holders of “odd lots” of less than 100 Shares (not including any Shares held in the ACS Savings Plan) who properly tender all of their Shares at or below the Purchase Price selected by us.
      Second, after purchasing all Shares from the “odd lot” holders as described above, we will purchase Shares from all other shareholders (including Mellon Bank, N.A., as independent plan trustee on behalf of participants in the ACS Savings Plan) who properly tender Shares at or below the Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6 “Conditional Tender of Shares”.
      Third, if necessary to permit us to purchase 55,500,000 Shares (or such greater number of Shares as we elect to purchase in accordance with applicable law), Shares tendered subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased at or below the Purchase Price selected by us will be selected for purchase by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.
      Therefore, we may not purchase all of the Shares that you tender in the Offer even if they are tendered at or below the Purchase Price selected by us. See Section 1 “Terms Of The Offer”.

Can I tender Shares in the Offer subject to the condition that a specified minimum number of my Shares must be purchased?
      Yes, you may tender your Shares subject to this condition by following the procedures described in Section 6 “Conditional Tender of Shares”.
What do ACS and its Board of Directors think of the Offer?
      Our Board of Directors (other than Darwin Deason, our Chairman, who abstained) has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, Information Agent or Depositary are making any recommendation as to whether you should tender or refrain from tendering your Shares or at what price you should tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, and consult with your own investment, tax or other financial advisor. See Section 2 “Purpose and Certain Effects of the Offer”.
If I decide not to tender, how will the Offer affect my Shares?
      Shareholders who choose not to tender will own a greater percentage interest in the Company following the consummation of the Offer. See Section 2 “Purpose and Certain Effects of the Offer”.
Will ACS’s directors and executive officers tender Shares in the Offer?
      Our directors and executive officers, including our Chairman, Darwin Deason, have advised us that they do not intend to tender any Shares pursuant to the Offer. If the Offer is subscribed in full, the voting power held by Mr. Deason will increase from approximately 37% to approximately 53% of the total outstanding voting power of the Company immediately after consummation of the Offer, based on share data as of February 5, 2006. However, Mr. Deason has entered into a Voting Agreement with the Company which limits his ability to cause the additional voting power he will hold as a result of the Offer to affect the outcome of matters submitted to the vote of the shareholders of the Company after the consummation of the Offer. See Section 2 “Purpose and Certain Effects of the Offer” and Section 11 “Interests Of Directors and Executive Officers; Transactions and Arrangements Concerning The Shares”.
When and how will ACS pay me for the Shares I tender?
      We will pay the Purchase Price, in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date (as defined in the Introduction) of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5 “Purchase Of Shares and Payment Of Purchase Price”. Notwithstanding the foregoing, if you are a participant in the ACS Savings Plan, payment for tendered Shares accepted by the Company will be made to your plan account as set forth in the letters sent separately to the participants in such plan.
What is the recent market price of the Shares?
      On January 25, 2006, the last full trading day before the announcement of the Offer, the last reported price per Share on the NYSE was $56.24. On February 8, 2006, the last full trading day before the commencement of the Offer, the last reported sale price per Share on the NYSE was $62.47. You are urged to obtain current market quotations for your Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8 “Price Range Of Shares”.
      When you are considering whether to tender your Shares, the price or prices at which you tender them and how many Shares to tender, you may want to consider the fact that the Company has recently considered other alternatives to provide value to the Company’s shareholders, including the possible elimination of the Company’s dual class equity capital structure and an unsolicited third party offer to purchase the Company. See Section 10 “Certain Information Concerning Us”.

Will I have to pay brokerage commissions if I tender my Shares?
      If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commission. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your nominee to determine whether any transaction costs may apply. See the Introduction and Section 3 “Procedures For Tendering Shares”.
What is the accounting treatment of the Offer?
      The accounting for the purchase of the Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased in the Offer, a reduction in cash and an increase in long-term debt as illustrated in Section 10 “Certain Information Concerning Us — Summary Unaudited Pro Forma Consolidated Financial Data”.
What are the U.S. federal income tax consequences if I tender my Shares?
      Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered Shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. The payment of cash for a foreign shareholder’s tendered shares will be subject to United States federal income tax withholding. Each shareholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer to Purchase. See Section 13 “Material U.S. Federal Income Tax Consequences”.
Will I have to pay stock transfer tax if I tender my Shares?
      If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5 “Purchase Of Shares And Payment Of Purchase Price”.
Who can I talk to if I have questions about the Offer?
      Questions and requests for assistance may be directed to Mellon Investor Services, our Information Agent, and Citigroup Global Markets Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase. Participants in the ACS Savings Plan should contact the relevant party set forth in the “Letter to Participants in the ACS Savings Plan”.

FORWARD-LOOKING STATEMENTS
      This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not limited solely to historical facts and constitute projections, forecasts or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). These statements may be identified by the use of forward-looking words or phrases, such as “believes,” “expects,” “anticipates,” “estimates,” “may,” “could,” “potential” or similar expressions. Many possible events or factors could affect the future financial results and performance of our company. This could cause our results or performance to differ materially from those expressed in our forward-looking statements.
      The following list identifies some of the factors that could cause our actual results to differ from those expressed or implied by our forward-looking statements:

•	leverage position;

•	loss of, or reduction of business from, significant clients;

•	impairment of investments made to attract clients;

•	competition;

•	difficulties in executing our acquisition strategy;

•	failure to properly manage our operations and our growth;

•	government clients — termination rights, audits and investigations;

•	government clients — protests of contract awards;

•	exercise of contract termination provisions and service level penalties;

•	pricing risks;

•	actuarial consulting services and benefit plan management — potential claims;

•	loss of significant software vendor relationships;

•	intellectual property infringement claims;

•	rapid technological changes;

•	United States and foreign jurisdiction laws relating to individually identifiable information;

•	breaches of our physical security systems and data privacy;

•	budget deficits at, or fluctuations in the number of requests for proposals issued by, state and local governments and their agencies;

•	international risks;

•	armed hostilities and terrorist attacks;

•	failure to attract and retain necessary technical personnel, skilled management and qualified subcontractors;

•	servicing risks;

•	disruption in utility or network services;

•	indemnification risk; and

•	other risks identified in our filings with the SEC.
      We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase except as required by law. In addition, please refer to our most recent Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors.

INTRODUCTION
To the Holders of our Class A Shares:
      Affiliated Computer Services, Inc., a Delaware corporation, invites our shareholders to tender shares of our Class A common stock, $0.01 par value per share, for purchase by us. We are offering to purchase for cash up to 55,500,000 Shares at a price not greater than $63.00 nor less than $56.00 per Share, less any applicable withholding taxes, without interest.
      We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 55,500,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
      The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
      The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, March 10, 2006. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 “Extension of the Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the Offer.
      Only Shares properly tendered at prices at or below the Purchase Price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price selected by us will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares tendered at prices in excess of the Purchase Price that we select and Shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3 “Procedures For Tendering Shares”.
      Our intent is to purchase up to $3.5 billion of our Shares in the Offer. In the event the Purchase Price is less than the maximum of $63.00 per share and more than 55,500,000 Shares are tendered in the Offer at or below the Purchase Price selected by us, we may exercise our right to purchase up to an additional 2% of our outstanding Class A Shares without extending the Offer, so that we repurchase up to $3.5 billion of our Shares. By way of example, if the Purchase Price is $60.00 per Share, we may purchase up to an additional 2,366,045 outstanding Class A Shares to the extent tendered in the Offer. Such a purchase of additional Shares will not require us to extend the Offer. We also reserve the right, in our sole discretion, to purchase more Shares pursuant to the Offer, subject to legal requirements. See Section 1 “Terms Of The Offer” and Section 14 “Extension Of The Offer; Termination; Amendment”.
      The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain conditions, including obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Commitment Letter. See Section 7 “Conditions Of The Offer” and Section 9 “Source and Amount Of Funds”.
      OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER (OTHER THAN DARWIN DEASON, OUR CHAIRMAN, WHO ABSTAINED). HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU ARE URGED TO EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 “PURPOSE AND CERTAIN EFFECTS OF THE

OFFER”. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND CONSULT WITH YOUR OWN INVESTMENT, TAX OR OTHER FINANCIAL ADVISOR.
      OUR DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING OUR CHAIRMAN, MR. DEASON, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. IF THE OFFER IS SUBSCRIBED IN FULL, THE VOTING POWER HELD BY MR. DEASON WILL INCREASE FROM APPROXIMATELY 37% TO APPROXIMATELY 53% OF THE TOTAL OUTSTANDING VOTING POWER OF THE COMPANY IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, BASED ON SHARE DATA AS OF FEBRUARY 5, 2006. HOWEVER, MR. DEASON HAS ENTERED INTO A VOTING AGREEMENT WITH THE COMPANY WHICH LIMITS HIS ABILITY TO CAUSE THE ADDITIONAL VOTING POWER HE WILL HOLD AS A RESULT OF THE OFFER TO IMPACT THE OUTCOME OF MATTERS SUBMITTED TO THE VOTE OF THE SHAREHOLDERS OF THE COMPANY AFTER THE OFFER. SEE SECTION 2 “PURPOSE AND CERTAIN EFFECTS OF THE OFFER — VOTING RIGHTS OF OUR CHAIRMAN” AND SECTION 11 “INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES”.
      If, at the Expiration Date, more than 55,500,000 Shares (or such greater number of Shares as we may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

•	First, from all Odd Lot Holders (as defined in Section 1 “Terms Of The Offer”), which excludes any Shares held in the ACS Savings Plan, who properly tender all of their Shares at or below the Purchase Price;

•	Second, on a pro rata basis from all other shareholders (including Mellon Bank, N.A., as independent plan trustee on behalf of participants in the ACS Savings Plan) who properly tender their Shares at or below the Purchase Price, other than shareholders who tender conditionally at or below the Purchase Price and whose conditions are not initially satisfied; and

•	Third, by random lot, from shareholders who have tendered their Shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased (for which the condition was not initially satisfied) at or below the Purchase Price.
      See Section 1 “Terms Of The Offer” and Section 6 “Conditional Tender Of Shares” for additional information concerning priorities, proration and conditional tender procedures.
      The Purchase Price will be paid net to the tendering shareholder in cash less any applicable withholding taxes, without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal “Stock Transfer Taxes”, stock transfer taxes on our purchase of Shares in the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or U.S. Internal Revenue Service (“IRS”) Form W-8BEN obtained from the Depositary, whichever is applicable, may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3 “Procedures For Tendering Shares”. Also see Section 3 for United States federal income tax withholding considerations relevant to tendering Non-United States Holders.
      Participants in the ACS Savings Plan may instruct Mellon Bank, N.A., the independent plan trustee, in care of the Information Agent as tabulator for the plan, to tender any of their equivalent Shares held in the plan only by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the ACS Savings Plan” to the Information Agent as tabulator for the plan at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 P.M., New York City time, on Tuesday, March 7, 2006). If the Information Agent as tabulator for the plan has not received a participant’s instructions at least three business days prior to the Expiration Date of the Offer, Mellon Bank, N.A., as independent plan trustee, will not tender any equivalent Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your ACS Stock Fund account in the plan divided by the closing market price per share of our Class A Shares on a particular day.

      In addition, holders of vested but unexercised options outstanding under our Amended Stock Option Plan and 1997 Stock Incentive Plan may exercise such options for cash and then tender some or all of the Shares issued upon such exercise. See Section 3 “Procedures For Tendering Shares” for more information.
      As of February 5, 2006, we had 118,302,227 outstanding Class A Shares, and 12,985,260 Class A Shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 55,500,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 47% of our Shares outstanding as of February 5, 2006. The Shares are listed and traded on the NYSE under the symbol “ACS.” On January 25, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares on the NYSE was $56.24 per Share. On February 8, 2006, the last full trading day before commencement of the Offer, the last reported sale price of the Shares on the NYSE was $62.47 per Share. Shareholders are urged to obtain current market quotations for the Shares prior to making a decision whether or not to tender pursuant to the Offer. See Section 8 “Price Range Of Shares”.

THE OFFER

1.	Terms Of The Offer
      Upon the terms and subject to the conditions of the Offer, we will purchase 55,500,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4 “Withdrawal Rights” on or before the Expiration Date, at prices not greater than $63.00 nor less than $56.00 per Share, in cash less any applicable withholding taxes, without interest.
      In accordance with Instruction 5 of the Letter of Transmittal “Indication of Price at Which Shares are Being Tendered”, shareholders desiring to tender Shares must either:

•	specify that they are willing to sell their Shares to us at the price determined in the Offer, or

•	specify the price, not greater than $63.00 nor less than $56.00 per Share (in increments of $0.25), at which they are willing to sell their Shares to us in the Offer.
      Choosing the first option noted above could result in receiving a price per share as low as $56.00. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which such Shares are tendered. We will select the lowest purchase price specified by shareholders (the “Purchase Price”) that will allow us to buy 55,500,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price.
      Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.
      Our intent is to purchase up to $3.5 billion of our Shares in the Offer. In the event the Purchase Price is less than the maximum of $63.00 per share and more than 55,500,000 Shares are tendered in the Offer at or below the Purchase Price selected by us, we may exercise our right to purchase up to an additional 2% of our outstanding Class A Shares without extending the Offer, so that we purchase up to $3.5 billion of our Shares. By way of example, if the Purchase Price is $60.00 per Share, we may purchase up to an additional 2,366,045 outstanding Class A Shares to the extent tendered in the Offer. We also reserve the right to purchase additional Shares in the Offer, subject to applicable legal requirements. In accordance with applicable regulations of the SEC, we may purchase in the Offer an additional number of Shares not to exceed 2% of the currently outstanding Shares without amending or extending the Offer. See Section 14 “Extension Of The Offer; Termination; Amendment”.
      In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price on or before the Expiration Date will be subject to proration, except for Odd Lots (as defined below).
      If we:

•	Increase the price that may be paid for Shares above $63.00 per Share or decrease the price that may be paid for Shares below $56.00 per Share;

•	Materially increase the Dealer Manager’s fee;

•	Increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares; or

•	Decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14 “Extension Of The Offer; Termination; Amendment”. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of a period from 12:01 a.m. through 12:00 Midnight, New York City time.

      The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain conditions, including obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Commitment Letter. See Section 7 “Conditions Of The Offer” and Section 9 “Source and Amount Of Funds”.
      If less than 55,500,000 Shares are tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered at the Purchase Price.
      Priority of Purchases. If more than 55,500,000 Shares (or such greater number of Shares as we may elect to purchase) have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn on or before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (excluding any Shares held in the ACS Savings Plan), who:

•	tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by us (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6 “Conditional Tender Of Shares”, we will purchase all other Shares tendered (including shares tendered by Mellon Bank, N.A., as independent plan trustee on behalf of participants in the ACS Savings Plan) at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, based on the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of all Shares tendered (other than those tendered by Odd Lot Holders which are given priority as described above). This ratio will be applied to shareholders tendering their Shares to determine the number of Shares that will be purchased from each tendering shareholder in the Offer; and

•	Third, if necessary to permit us to purchase 55,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Shares tendered subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.
      As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all of the Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares from the tendering shareholder, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.
      Odd Lots. The term “Odd Lots” means all Shares (other than Shares held in the ACS Savings Plan) that are tendered by shareholders at prices at or below the Purchase Price selected by us (an “Odd Lot Holder”) who own beneficially or of record an aggregate of fewer than 100 Shares and so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3 “Procedures For Tendering Shares”. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares, or with respect to any Shares held in the ACS Savings Plan. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares in the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any shareholder who tenders any Shares owned beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 Shares. If we exercise this right, we will increase the number of Shares that we are offering to purchase in the Offer by the number of Shares purchased through the exercise of the right, and to the extent required by applicable law, extend the Offer.
      Proration. If proration of tendered Shares is required, we will determine the Proration Factor promptly following the Expiration Date. The “Proration Factor” shall be equal to the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of Shares tendered by all shareholders (including Mellon Bank, N.A., as independent plan trustee on behalf of participants in the ACS Savings Plan), other than Odd Lot Holders, at or below the Purchase Price selected by us. Proration will also be subject to the procedures described above under “Priority of Purchases.” Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6 “Conditional Tender Of Shares”, we do not expect that we will be able to announce the final Proration Factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
      As described in Section 13 “Material U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a shareholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.
      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose and Certain Effects Of The Offer
      Purpose of the Offer. We intend to purchase up to 55,500,000 shares of our Class A Shares in the Offer, representing approximately 47% of our outstanding Class A Shares as of February 5, 2006. In determining to proceed with the Offer, the Board of Directors has reviewed, with the assistance of management and outside advisors, its strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company’s available financial resources. Before determining to proceed with the Offer, the Board of Directors also considered, with the assistance of management and outside advisors, the Company’s capital structure, free cash flow, financial position and dividend policy, the anticipated cost and availability of financing and the market price of the Shares, as well as the Company’s operations, strategy and expectations for the future.
      In determining the number of Shares to purchase in the Offer, the Board of Directors considered a broad range of factors, including our capital structure, free cash flow, financial position and dividend policy, operations, competitive position, our financial resources and prospects, the current market price of our Shares, our desire for future financial flexibility, the expected availability and cost of financing, the resulting increase in voting power held by our Chairman, Darwin Deason, and Mr. Deason’s willingness to limit that increased voting power pursuant to the terms of the Voting Agreement, the effect of increased debt on our current operations and our ability to attract new business, and the attractiveness of the Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.
      Based on its review, the Board of Directors (other than Mr. Deason who abstained) has determined that returning capital to the shareholders through the Offer is an effective means of providing value to the Company’s shareholders, and that increasing the Company’s indebtedness to fund the Offer is a prudent use of the Company’s financial resources. In particular, the Board of Directors believes the Offer will provide all shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect, without potential disruption to the Share price and the usual transaction costs associated with market sales. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results.
      The Company has recently considered other alternatives to provide value to the Company’s shareholders, including the possible elimination of the Company’s dual class equity capital structure and an unsolicited third party offer to purchase the Company. However, no agreement was reached on either of these alternatives and they are no longer being considered by the Company. See Section 10 “Certain Information Concerning Us — Recent Developments”.
      OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER (OTHER THAN DARWIN DEASON, OUR CHAIRMAN, WHO ABSTAINED). HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE AT WHICH SHAREHOLDERS SHOULD TENDER THEIR SHARES, AND NONE OF THEM HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT, TAX OR FINANCIAL ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER THEM.
      WE HAVE BEEN ADVISED THAT OUR DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING OUR CHAIRMAN, MR. DEASON, DO NOT INTEND TO TENDER ANY OF THEIR SHARES PURSUANT TO THE OFFER. IF THE OFFER IS SUBSCRIBED IN FULL, THE VOTING POWER HELD BY MR. DEASON WILL INCREASE FROM APPROXIMATELY 37% TO APPROXIMATELY 53% OF THE TOTAL OUTSTANDING VOTING POWER OF THE COMPANY IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, BASED ON SHARE DATA AS OF FEBRUARY 5, 2006. HOWEVER, MR. DEASON HAS ENTERED INTO A VOTING AGREEMENT WITH THE COMPANY WHICH LIMITS HIS ABILITY TO CAUSE THE ADDITIONAL VOTING POWER HE WILL HOLD AS A RESULT OF THE OFFER TO AFFECT THE OUTCOME OF MATTERS SUBMITTED TO THE VOTE OF THE SHAREHOLDERS OF THE COMPANY AFTER THE OFFER. SEE SECTION 2 “PURPOSE AND EFFECT OF THE OFFER — VOTING RIGHTS OF OUR CHAIRMAN” AND SECTION 11 “INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES”.
      Potential Benefits of the Offer. The Company believes the Offer may provide several benefits to the Company and its shareholders, including:

•	The Offer and related anticipated borrowings will provide a capital structure that makes greater use of financial leverage;

•	We will be able to take advantage of pricing in the current bank debt markets that we believe to be attractive;

•	If we complete the Offer, we will return cash to our shareholders who elect to receive a return of capital, without potential disruption to the Share price and the usual transaction costs associated with market sales, while shareholders who do not tender will increase their percentage ownership in the Company; and

•	In light of the recent increased trading volume in our Shares (in part, as a result of the uncertainty regarding an unsolicited third party offer to purchase the Company), we believe that the Offer will provide an effective means for shareholders with a shorter-term focus to sell their Shares, thus helping to stabilize the market for shareholders with a longer-term focus who decide to remain shareholders of the Company.
      Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company and its continuing shareholders, including:

•	If we complete the Offer, our indebtedness and interest expense will increase significantly. As a result of the Offer and the related borrowings, our indebtedness is expected to be substantial in relation to our stockholders’ equity. After giving pro forma effect to the Offer and the related borrowings, as described in the Summary Unaudited Pro Forma Consolidated Financial Data in Section 10 “Certain Information Concerning Us”, at December 31, 2005, the Company would have total indebtedness of $4.5 billion and a stockholders’ deficit of $553 million;

•	Following our announcement of the Offer, our credit ratings were downgraded by each of the principal rating agencies. One of such downgrades reduced our rating to below investment grade. The other such downgrade reduced our rating to the lowest investment grade level used by the applicable rating agency. If we complete the Offer, our remaining investment grade rating is likely to be reduced to below investment grade and our other credit rating may be further downgraded. As a result, the terms of any financings we choose to enter into in the future may be adversely affected and our ability to retain current customers and compete for new customers may be affected. In addition, as a result of these downgrades the sureties which provide performance bonds backing our contractual obligations could reduce the availability of these bonds, increase the price of the bonds to us or require us to provide collateral such as a letter of credit;

•	Increased indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenses. There can be no assurance that we would be able to raise debt or equity financing in the future or reduce our financial leverage in the future. Increasing our indebtedness could also reduce our ability to engage in significant cash acquisitions;

•	Certain of our commercial outsourcing contracts provide that in the event our credit ratings are downgraded to certain specified levels the customer may elect to terminate its contract with us and either pay a reduced termination for convenience fee or, in limited instances, no termination fee. While we do not currently believe that the downgrading of our credit ratings in connection with the Offer will result in a material loss of commercial outsourcing revenue due to our customers’ exercise of these termination rights, there can be no assurance that such a credit ratings downgrade will not adversely affect these customer relationships;

•	The proportional voting power of Darwin Deason, the founder of our Company and Chairman of the Board, will increase as a result of the consummation of the Offer. If the Offer is subscribed in full, the voting power held by Mr. Deason will increase from approximately 37% to approximately 53%, based on share data as of February 5, 2006. However, Mr. Deason has entered into a Voting Agreement with the Company which limits his ability to cause the additional voting power he will hold as a result of the Offer to affect the outcome of any matter submitted to the vote of the shareholders of the Company after consummation of the Offer. See Section 2 “Purpose and Effects Of The Offer — Voting Rights of our Chairman”;

•	The Offer will reduce our “public float,” which is the number of Shares owned by non-affiliated shareholders (which do not include Mr. Deason or our other directors and executive officers) available for trading in the securities markets. This reduction in our public float could result in a lower stock price and/or reduced liquidity in the trading market for our Shares following completion of the Offer. The reduction in our public float and market capitalization could also result in our no longer being included in the Standard & Poor’s 500 index. Being dropped from the index could reduce demand for the Shares if index funds no longer seek to hold our Shares. As of February 5, 2006, we had 118,302,227 outstanding Class A Shares. The 55,500,000 Class A Shares that we are offering to purchase pursuant to the Offer represent approximately 47% of the Shares outstanding as of that date. If the Offer is fully subscribed, using information as of February 5, 2006, we will have approximately 62,802,227 Shares outstanding following the Offer. The 6,599,372 Class B Shares held by Mr. Deason as of February 5, 2006, will remain outstanding following the Offer. Each of such Class B Shares is convertible into a single Class A Share and has ten votes per share; and

•	Upon the completion of the Offer, non-tendering shareholders (including our executive officers and directors) will hold a greater percentage ownership interest in the Company. Assuming that we purchase 55,500,000 Shares in response to the Offer and that our directors and executive officers do not tender any Shares, the relative percentage of Class A Shares and Class B Shares beneficially owned by our directors and executive officers in the aggregate (including Mr. Deason) will increase from approximately 8.79% to approximately 15.59% and the relative percentage of Class A Shares and Class B Shares beneficially owned solely by Mr. Deason will increase from approximately 7.14% to approximately 12.83%.
      Certain Effects of the Offer. Assuming we purchase 55,500,000 shares in the Offer at the maximum purchase price of $63.00, we expect that approximately $3.5 billion will be required to purchase the Shares. We anticipate that we will obtain those funds, together with funds to refinance our existing indebtedness under our Existing Credit Facility (estimated to be approximately $322 million based on currently available information) and to pay Offer, financial advisory and new credit facilities fees and expenses (estimated to be approximately $120 million based on currently available information), principally by borrowing approximately $4.0 billion under the new credit facilities referenced in the Commitment Letter (described in Section 9 “Source and Amount Of Funds”) as well as using then available cash on hand. If fewer than the maximum number of Shares are tendered, we may seek to borrow less than the full amount contemplated by the new term loan facility described in the Commitment Letter.
      After the Offer is completed, we believe that our expected cash flow from operations, and anticipated access to the unused portion of our new credit facility and capital markets will be adequate for our expected liquidity needs, including capital expenditures, and to meet the cash requirements of our contractual obligations. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its shareholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources.
      Shareholders who do not tender may be able to sell their non-tendered Shares in the future on the NYSE or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.
      Shares that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our stock option plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the issuance of Shares purchased in the Offer.
      Our purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. This may reduce the volume of trading in our Shares and make it more difficult to buy or sell significant amounts of our Shares without materially affecting the market price. However, even if all 55,500,000 Class A Shares are purchased in the Offer, using information as of February 5, 2006, approximately 62,802,227 Class A Shares will remain outstanding. Based upon published guidelines of the NYSE, we do not believe that our purchase of Class A Shares in the Offer will cause our remaining Shares to be delisted from the NYSE.
      Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares outstanding after the Offer will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
      Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. Our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
      Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than purchases pursuant to outstanding options granted to our employees; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
      Voting Rights of Our Chairman. One of the principal effects of the Offer is that non-tendering shareholders (including our executive officers and directors) will hold a greater percentage voting interest in the Company after the Offer is completed. Darwin Deason, the Chairman of our Board of Directors, currently is the holder of approximately 37% of the total outstanding voting power of the Company through his ownership of Class A Shares (which have one vote per share) and Class B Shares (which have ten votes per share), based on share data as of February 5, 2006. Since we are not offering to purchase the Class B Shares in this Offer, and Mr. Deason is not tendering any of the Class A Shares held by him, the voting power held by Mr. Deason would, if the Offer is fully subscribed, increase from approximately 37% to approximately 53% of the total outstanding voting power of the Company immediately after consummation of the Offer, based on share data as of February 5, 2006.
      However, Mr. Deason has entered into a Voting Agreement with the Company dated February 9, 2006 (the “Voting Agreement”) in which he has agreed to limit his ability to cause the additional voting power he will hold as a result of the Offer to affect the outcome of any matter submitted to the vote of the shareholders of the Company after consummation of the Offer. Mr. Deason has agreed that to the extent his voting power immediately after the Offer increases above the percentage amount of his voting power immediately prior to the Offer (which is approximately 37% based on February 5, 2006 share data), Mr. Deason would cause the shares representing such additional voting power (the “Excess Voting Power”) to appear, not appear, vote or not vote at any meeting or pursuant to any consent solicitation in the same manner, and in proportion to, the votes or actions of all shareholders including Mr. Deason whose Class A and Class B Shares shall, solely for the purpose of proportionality, be counted on a one for one vote basis (even though the Class B Shares have ten votes per share).
      The Voting Agreement will have no effect on shares representing the approximately 37% voting power of the Company held by Mr. Deason prior to the Offer, which Mr. Deason will continue to have the right to vote in his sole discretion. The Voting Agreement also does not apply to any Class A Shares that Mr. Deason may acquire after the Offer through his exercise of stock options, open market purchases or in any future transaction that we may undertake. The Voting Agreement will only become effective if the Offer closes. Other than as expressly set forth in the Voting Agreement, Mr. Deason continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.
      The Voting Agreement will terminate on the earliest of (i) the withdrawal or termination of the Offer by the Company, (ii) the mutual agreement of the Company (authorized by not less than a majority of the vote of the then independent and disinterested directors) and Mr. Deason, (iii) the date on which Mr. Deason ceases to hold any Excess Voting Power, as calculated in the Voting Agreement, (iv) the date on which all Class B Shares are converted into Class A Shares and (v) the date, prior to the Expiration Date, on which Mr. Deason gives notice to the Company of termination as a result of any litigation pending or threatened against the Company or Mr. Deason arising out of the Offer or any events or circumstances relating thereto (provided that the Company shall be entitled to have the corresponding right to terminate or withdraw the Offer under such circumstances).
      A special committee of our Board of Directors, consisting of our four independent directors, will engage in good faith discussions with Mr. Deason to reach agreement on fair compensation to be paid to Mr. Deason for entering into the Voting Agreement within six months following the closing of the Offer. However, whether or not Mr. Deason and our special committee are able to reach agreement on compensation to be paid to Mr. Deason, the Voting Agreement will remain in effect.
      This summary of the Voting Agreement is qualified in its entirety by the terms of the Voting Agreement, which is filed as an exhibit to our Schedule TO and which is incorporated herein by reference. This summary may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read the Voting Agreement carefully and in its entirety.

3.	Procedures For Tendering Shares
      Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.
      IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL “INDICATION OF PRICE AT WHICH SHARES ARE BEING TENDERED”, EACH SHAREHOLDER DESIRING TO TENDER SHARES IN THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED”, INDICATING THE PRICE AT WHICH SHARES ARE BEING TENDERED. A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ONE OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.
      If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant To The Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in the tendered Shares being purchased at the minimum price of $56.00 per Share.
      If tendering shareholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable. See Section 4 “Withdrawal Rights”.
      Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1 “Terms Of The Offer”.
      Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply.
      Participants in the ACS Savings Plan who wish to provide instructions to tender some or all of the Shares that are equivalent to their plan investment in the plan must follow the instructions in the “Letter to Participants in the ACS Savings Plan” furnished separately and return the Instruction Form included therewith to Mellon Bank, N.A., as independent plan trustee, in care of the Information Agent as tabulator for the plan, in accordance with those instructions. The Instruction Form must be received by the Information Agent as tabulator for the plan not later than three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m. New York City time, on Tuesday, March 7, 2006), or no Shares held in the ACS Stock Fund in the participant’s account will be tendered. Participants in the ACS Savings Plan may not use the Letter of Transmittal to instruct Mellon Bank, N.A., as independent plan trustee, to tender any of the Shares held in their plan account. Participants in the ACS Savings Plan must use the Instruction Form to instruct Mellon Bank, N.A., as independent plan trustee, in care of the Information Agent as tabulator for the plan, to tender the Shares held in the ACS Savings Plan.
      Participants in the ACS Savings Plan who also hold Shares outside of the plan (including Shares purchased through the ACS Employee Stock Purchase Plan) will need to follow the instructions above regarding the Letter of Transmittal with respect to Shares held outside the plan and the Instruction Form in the “Letter to Participants in the ACS Savings Plan” with respect to equivalent Shares held under the ACS Savings Plan.
      Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations, and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (each an “Eligible Institution”).
      However, no signature guarantee is required if:

•	The Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal “Guarantee of Signatures”.
      If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to (or Shares not purchased or tendered are to be issued to) a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
      In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgment, in the case of a tender through the Automated Tender Offer Program, of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.
      The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
      Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed.

      Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
      The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
      Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that shareholder.
      Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and the certificates evidencing those Shares are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery;

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery; and

•	as to any tender of Shares which are to be acquired by employees upon exercise of stock options, the Company itself may elect to guarantee delivery of such Shares if and to the extent such Shares are purchased in the Offer.
      Procedures for Participants in the ACS Savings Plan. A participant in the ACS Savings Plan may instruct Mellon Bank, N.A., as independent plan trustee, in care of the Information Agent as tabulator for the plan, to tender a particular percentage or all of the Shares that are equivalent to their plan investment in the ACS Stock Fund by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the ACS Savings Plan” furnished separately and returning it to the Information Agent, as tabulator for the plan, in accordance with those instructions. A participant’s equivalent Shares are equal to the total market value of a participant’s ACS Stock Fund account in the ACS Savings Plan divided by the closing market price per share of our Class A Shares on a particular day. All documents furnished to shareholders generally in connection with the Offer will be furnished to participants whose ACS Savings Plan accounts are invested in the ACS Stock Fund. Participants in the ACS Savings Plan cannot use the Letter of Transmittal to instruct the tender of Shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the ACS Savings Plan who also hold Shares outside of the plan, however, must use the Letter of Transmittal to tender Shares held outside of the plan and must complete the Instruction Form according to the instructions in the “Letter to Participants in the ACS Savings Plan” for equivalent Shares held under the plan.
      The ACS Savings Plan is prohibited by law from selling Shares to us for a price that is less than the prevailing market price of Class A Shares. Accordingly, if a participant elects to provide an instruction to tender Shares at a price that is lower than the closing price of Class A Shares on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our Class A Shares on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our Class A Shares on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s tender instructions will be deemed to have been withdrawn.
      The proceeds received by the ACS Savings Plan from any tender of Shares from a participant’s plan account will be deposited in the participant’s ACS Savings Plan account and invested in the ACS Savings Plan’s Fidelity Retirement Money Market Fund unless and until the participant allocates the proceeds among the various investment funds under the ACS Savings Plan according to such participant’s personal investment strategy.
      The ACS Savings Plan is intended to constitute a “Section 404(c) plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Title 29 of the Code of Federal Regulations section 2550.404c-1. This means that plan participants and beneficiaries have the responsibility to decide how to invest their plan accounts among the investment choices that are available under the plans. Because plan participants and beneficiaries make their own investment decisions, the fiduciaries of the plan are not liable for losses that result from participants’ and beneficiaries’ exercise of investment control.
      Participants in the ACS Savings Plan are urged to read the separate “Letter to Participants in the ACS Savings Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any Shares from a participant’s plan account.
      ACS Vested Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options and tenders of stock options will not be accepted. Holders of vested ACS stock options who wish to participate in the Offer may exercise their vested stock options and then tender some or all of the Shares acquired upon such exercise under the Offer. Holders must pay the purchase price upon exercise in accordance with applicable law and the terms of the related stock option plan and option agreement. Since it may be difficult to secure delivery of Shares upon the exercise of options, we suggest that a holder of vested stock options exercise such holder’s vested stock options and pay the purchase price for such Shares at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise your vested stock options and pay the related purchase price no later than 5:00 p.m., New York time, on Friday, March 3, 2006). In no event are any stock options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise of such option and tendered in the Offer are not purchased in the Offer for any reason.
      Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.
      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, and none of the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to, give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.
      Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange

Act, in the “shares or equivalent securities at least equal to the shares being tendered” and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and conditions of the Offer.
      U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 13 “Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 “Material U.S. Federal Income Tax Consequences”)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal “Withholding on Non-United States Holders”.
      To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to shareholders for Shares purchased pursuant to the Offer, each shareholder that is a United States Holder and does not otherwise establish an exemption from the backup withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.
      Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 13 “Material U.S. Federal Income Tax Consequences” as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-

8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.
      A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 “Material U.S. Federal Income Tax Consequences” that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.
      Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
      Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should promptly notify the Depositary by checking the box immediately following the box entitled “Description of Shares Tendered” in the Letter of Transmittal and indicating the number of Shares so lost, destroyed or stolen, in accordance with Instruction 15 of the Letter of Transmittal “Lost, Destroyed or Stolen Certificates”. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificates evidencing the lost, destroyed or stolen Shares. Shareholders are requested to notify the Depositary immediately in order to permit timely processing of this documentation.
      Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights
      Shares tendered in the Offer may be withdrawn at any time on or before the Expiration Date and, unless already accepted for payment by us in the Offer, may also be withdrawn at any time after midnight, New York City time, April 6, 2006. In the event of any modification of the terms of the Offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
      For a withdrawal to be effective, a notice of withdrawal specifying (i) the name of the tendering shareholder, (ii) the number of Shares to be withdrawn and (iii) the name of the registered holder of the Shares (if different from that of the person who tendered the Shares) must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the Notice of Withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered in accordance with the procedure for book-entry transfers described in Section 3, the Notice of Withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.
      All questions as to the form and validity, including the time of receipt, of any Notice of Withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will any of them incur liability for failure to give such notice.
      Participants in the ACS Savings Plan who wish to withdraw their instructions to tender Shares must follow the instructions in the “Letter to Participants in the ACS Savings Plan” furnished separately.
      Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or before the Expiration Date by again following one of the procedures described in Section 3 “Procedures For Tendering Shares”.

      If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.
      Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase Of Shares and Payment Of Purchase Price
      Promptly following the Expiration Date, we will (1) determine which shareholders tendered Shares at or below the Purchase Price selected by us, and (2) accept for payment and pay for (and thereby purchase) up to 55,500,000 Shares (or such additional Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price determined by us and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.
      We will accept for payment and pay the per Share Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares, or of a timely Book-Entry Confirmation of Shares into the Depositary’s account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgement, in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.
      We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
      In the event of proration, we will determine the Proration Factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price determined by us and Shares not purchased due to proration or conditional tenders will be returned to the tendering shareholder or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7 “Conditions Of The Offer” and Section 9 “Source and Amount Of Funds”.
      We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased in the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal “Stock Transfer Taxes”.
      Any tendering United States Holder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee in the Offer. See Section 3 “Procedures

For Tendering Shares”. Also see Section 3 if you are a tendering Non-United States Holder for U.S. federal income tax withholding considerations relevant to you.

6.	Conditional Tender Of Shares
      Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1 “Terms Of The Offer”, we may prorate the number of Shares purchased in the Offer. As discussed in Section 13 “Material U.S. Federal Income Tax Consequences”, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of Shares from the shareholder in the Offer in such a manner that it will be treated as a sale of such Shares by the shareholder, rather than the payment of a dividend to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Each shareholder is urged to consult with his or her own tax advisor.
      If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal and the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of Shares that must be purchased from you if any are to be purchased. After the Offer expires, if more than 55,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date at our expense, unless chosen by lot for reinstatement as discussed in the next paragraph.
      After giving effect to these withdrawals, we will accept the remaining Shares properly and unconditionally tendered on a pro rata basis, if necessary. If we are able to purchase all of the remaining unconditionally tendered Shares and the number of Shares that we would purchase would be below 55,500,000, then, to the extent feasible, we will select enough of the conditional tenders (including those that would otherwise have been deemed withdrawn pursuant to the immediately preceding paragraph, if such shareholders conditionally tendered all of their Shares) to permit us to purchase 55,500,000 Shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their Shares.

7.	Conditions Of The Offer
      Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the rules under the Exchange Act, if at any time on or after February 9, 2006 and on or before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

•	we are or will be unable, prior to the Expiration Date, to obtain financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9 “Source and Amount Of Funds” and otherwise satisfactory to us, that will be sufficient to purchase Shares tendered pursuant to the Offer, refinance certain of our existing indebtedness and pay related fees and expenses;

•	there has been any action instituted, pending, proposed, threatened or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that arises out of the

Offer or any events or circumstances relating thereto or that, in our reasonable judgment, would or is reasonably likely to directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal, or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares; or

•	materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or materially impair our ability to purchase up to 55,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) in the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities in any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act or acts of terrorism, directly or indirectly involving the United States or any of its territories;

•	any limitation by any governmental, regulatory or administrative agency or authority on, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular or any other event that, in our reasonable judgment, would materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of more than 15% in the market price of our Class A Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index or any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the United States each as measured from the close of trading on February 8, 2006; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our Shares (other than the Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that, other than as a result of the Offer:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or announced an intention to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before February 8, 2006);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 8, 2006 has acquired or announced an intention to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding Shares; or

•	any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause to be immediately exercisable or convertible);

•	any change or changes shall have occurred or been threatened in the business, condition (financial or otherwise), assets, liabilities, income, operations or prospects of us or our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries;

•	the consummation of the Offer and the purchase of the Shares may cause our Class A Shares to be delisted from the NYSE, to be eligible for deregistration under the Exchange Act or to be held of record by fewer than 300 persons;

•	any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity and any third party consents required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable judgment; or

•	our Voting Agreement with Mr. Deason shall have been terminated or shall no longer be in full force and effect.
      The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time up to the Expiration Date in our reasonable discretion, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Date in our reasonable discretion. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range Of Shares
      Our Class A common stock is listed for trading on the NYSE under the symbol “ACS”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE.

	High	Low

FISCAL YEAR ENDED JUNE 30, 2004:
First quarter	$54.36	$42.10
Second quarter	$55.08	$45.89
Third quarter	$57.96	$47.72
Fourth quarter	$55.16	$46.01
FISCAL YEAR ENDED JUNE 30, 2005:
First quarter	$57.84	$49.11
Second quarter	$61.23	$52.31
Third quarter	$60.82	$49.52
Fourth quarter	$53.86	$45.81
FISCAL YEAR ENDED JUNE 30, 2006:
First quarter	$55.10	$48.46
Second quarter	$61.16	$46.91
Third quarter (through February 8, 2006)	$63.48	$55.14
      On January 25, 2006, the last full trading day before the announcement of the Offer, the last reported sale price per Share on the NYSE was $56.24. On February 8, 2006, the last full trading day before the commencement of the Offer, the last reported sale price per Share on the NYSE was $62.47. You are urged to obtain current market quotations for your Shares prior to making your decision whether or not to tender pursuant to the Offer.
      When you are considering whether to tender your Shares, the price or prices at which you tender them and how many Shares to tender, you may want to consider the fact that the Company has recently considered other alternatives to provide value to the Company’s shareholders, including the possible elimination of the Company’s dual class equity capital structure and an unsolicited third party offer to purchase the Company. See Section 10 “Certain Information Concerning Us”.

9.	Source and Amount Of Funds
      Assuming we purchase 55,500,000 Shares in the Offer at the maximum purchase price of $63.00 per share, we expect that approximately $3.5 billion will be required to purchase such Shares. We anticipate that we will obtain those funds, together with the funds necessary to refinance our existing indebtedness under our Existing Credit Facility (estimated to be approximately $322 million based on currently available information) and to pay Offer, financial advisory and new credit facilities fees and expenses (estimated to be $120 million based on currently available information), principally by borrowing approximately $4.0 billion pursuant to a new term loan facility, as further described below, and by the use of then available cash on hand. Our current credit facility is our Five Year Competitive Advance and Revolving Credit Facility Agreement dated October 27, 2004 with JPMorgan Chase Bank, as Administrative Agent (“JP Morgan”), and Wells Fargo Bank, National Association, as Syndication Agent, and a syndication of 19 other lenders (the “Existing Credit Facility”). If fewer than the maximum number of Shares are tendered, we may seek to borrow less than the full amount contemplated under the new term loan facility. We also expect to enter into a $1.0 billion revolving credit facility, as further described below, which we will use as needed for general corporate purposes. While we have obtained commitments for the new facilities, these commitments are contingent on the satisfaction of various conditions, as further described below. Accordingly, as discussed in Section 7 “Conditions Of The Offer”, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our obtaining financing prior to the Expiration Date pursuant to the terms and conditions contained in the commitment letter, dated January 26, 2006, with Citigroup Global Markets Inc., on behalf of itself and its affiliates (collectively, “Citigroup”) (the “Commitment Letter”), and otherwise satisfactory to us, that will be sufficient to purchase Shares tendered pursuant to the Offer, refinance certain of our existing indebtedness and pay related fees and expenses. ACS does not currently have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to complete the Offer.
      Commitment Letter. The following summary of the material terms of the Commitment Letter is qualified in its entirety by the terms of the actual Commitment Letter, which is filed as an exhibit to our Schedule TO and which is incorporated herein by reference. The following summary may not contain all of the information about the financing that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety.
      Citigroup has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide to us the following loan facilities totaling in the aggregate up to $5.0 billion: (a) a senior secured 7-year term loan facility in the aggregate principal amount of up to $4.0 billion (the “Term Facility”), and (b) a senior secured 6-year revolving loan facility in the aggregate principal amount of $1.0 billion (the “Revolving Facility”, and together with the Term Facility, the “Facilities”).
      The Term Facility. The proceeds of the Term Facility may be used to finance the Offer, to refinance the Existing Credit Facility which will be terminated, and to pay related transaction costs, fees and expenses. The Term Facility will be made in a single drawing on the Closing Date (as that term is defined in the Commitment Letter), will provide for a 7-year maturity and will amortize in quarterly installments in an aggregate annual amount equal to 1% of its original principal amount, with the balance payable on the final maturity date. Interest on the outstanding balances under the Term Facility is payable, at our option, at a rate equal to the Applicable Margin (as defined in the Commitment Letter) plus the fluctuating Base Rate (as defined in the Commitment Letter), or at the Applicable Margin plus the current LIBO Rate (as defined in the Commitment Letter). We anticipate repaying the Term Facility through cash flow from operations.
      The Revolving Facility. The proceeds of the Revolving Facility may be used to repay related transaction costs, fees and expenses, to provide working capital from time to time, to finance permitted acquisitions. Amounts under the Revolving Facility will be available on a revolving basis commencing on the Closing Date and ending on the sixth anniversary of the Closing Date. Portions of the Revolving Facility will be available for issuances of up to $1,000,000,000 of letters of credit and borrowings of up to the U.S. dollar equivalent of $150,000,000 of swing loans. Interest on the outstanding balances under the Revolving Facility is payable, at our option, at a rate equal to the Applicable Margin plus the fluctuating Base Rate, or at the Applicable Margin plus the current LIBO Rate. We anticipate repaying the Revolving Facility through cash flow from operations.
      Incremental Facilities. Under certain circumstances, we will be permitted to add one or more incremental term loan facilities to the Facilities and/or increase commitments under the Revolving Facility in an aggregate amount of up to $750,000,000 (any such addition or increase, an “Incremental Facility”).

      Optional Prepayments. We may make optional prepayments of loans under either of the Facilities, in whole or in part, without premium or penalty (other than applicable breakage costs), in principal amounts to be agreed upon with Citigroup. Optional prepayments on the Term Facility shall be applied to the remaining installments of the Term Facility on a pro rata basis.
      Mandatory Prepayments. Subject to certain exceptions and conditions described in greater detail in the Commitment Letter, we will be obligated to use the following amounts to prepay the Term Facility:

•	100% of the net cash proceeds from any issuance or incurrence of indebtedness;

•	100% of the net sale proceeds from asset sales;

•	50% (with a stepdown to 25% in certain circumstances) of annual excess cash flow; and

•	100% of insurance and condemnation proceeds.
      The percentages specified above for excess cash flow shall be subject to reduction upon achievement by us of certain financial performance targets. Mandatory prepayments of the Term Facility will be applied on a pro rata basis.
      Guarantees. Each of the Facilities will be guaranteed by us (in the case of obligations of our borrowing subsidiaries) and all of our direct and indirect material subsidiaries (to the extent that it would not result in materially adverse tax consequences).
      Security for the Facilities. Each of the Facilities will be secured by (i) a first priority perfected pledge of (x) all notes owned by us and the guarantors and (y) all of the capital stock of our subsidiaries (except to the extent the pledge would give rise to additional SEC reporting requirements for our subsidiaries) subject to certain exceptions, and (ii) a first priority perfected security interest in all other assets owned by the borrower and the guarantors, subject to customary exceptions. The above-noted collateral will also be subject to equal and ratable liens granted for the benefit of our currently outstanding 4.70% Senior Notes due 2010 and our 5.20% Senior Notes due 2015 to the extent required pursuant to the terms thereof.
      Conditions Precedent to the Facilities. The commitments of Citigroup, and the availability of each of the Facilities described above, are and will be subject to customary conditions precedent, including:

•	all necessary governmental and third party approvals necessary in connection with the Offer, the Facilities and the transactions contemplated thereby shall have been obtained and shall be in full force and effect, and there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change (as defined in the Commitment Letter) or imposes or reasonably can be expected to impose material adverse conditions upon the Offer, the Facilities or the transactions contemplated thereby;

•	the lenders shall have obtained a valid and perfected first priority lien on and security interest in the collateral referred to above under “Security for the Facilities”; and

•	the repayment and termination of the Existing Credit Facility.
      In addition, our ability to borrow under the Facilities will be subject to customary on-going conditions, including:

•	the accuracy in all material respects of all representations and warranties in the definitive loan documents; and

•	the absence of any continuing default or event of default under the definitive loan documents.
      Representations and Warranties; Covenants; Events of Default. The terms of the Facilities will include customary representations and warranties, customary affirmative and negative covenants, customary financial covenants, and customary events of default.
      Syndication. Citigroup has the ability to syndicate, prior to or after the consummation of the Offer, to a group of lenders, in consultation with us.

10.	Certain Information Concerning Us
      General. We are a Fortune 500 and S&P 500 company with more than 55,000 people providing business process and information technology outsourcing solutions to commercial and government clients. We were incorporated in Delaware on June 8, 1988 and are based in Dallas, Texas. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts.
      Our services enable businesses and government agencies to focus on core operations, respond to rapidly changing technologies and reduce expenses associated with business processes and information processing. Our business strategy is to expand our client base and enhance our service offerings through both marketing and acquisitions. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our business expansion has been accomplished both from internal growth as well as through acquisitions. Since inception, our acquisition program has resulted in growth and diversification of our client base, expansion of services and products offered, increased economies of scale and geographic expansion.
      We serve two primary markets, which include commercial and government clients. We provide business process outsourcing, information technology outsourcing, and systems integration services to our commercial sector clients. These services are provided to a variety of clients worldwide, including healthcare providers and payors, pharmaceutical and other manufacturers, retailers, wholesale distributors, utilities, entertainment, higher education institutions, financial institutions, insurance and transportation companies. Our business process outsourcing services include administration, human resources and related consulting, finance and accounting, customer care, and payment services. Our information technology outsourcing services include mainframe, midrange, desktop, network, consulting and web-hosting solutions. Our systems integration services include application development and implementation, applications outsourcing, technical support and training, as well as network design and installation services.
      We are a leading provider of business process outsourcing, information technology outsourcing and systems integration services to state and local governments. We provide technology-based services with a focus on transaction processing and program management services such as Medicaid fiscal agent services, child support payment processing, electronic toll collection, loan processing, and traffic violations processing. We also design, develop, implement, and operate large-scale health and human services programs and the information technology solutions that support those programs. Our government segment includes our relationship with the United States Department of Education, for which we service Federal student loans, including their Direct Student Loan program.
      Our principal executive office is 2828 North Haskell Avenue, Dallas, Texas 75204 and our telephone number is (214) 841-6111.
      Recent Developments. When you are considering whether to tender your Shares, the price or prices at which you tender them and how many Shares to tender, you may want to consider the fact that we have recently considered other strategic alternatives to provide value to our shareholders, including the matters hereinafter described.
      As previously reported in our September 30, 2005 proxy statement, in August 2005, Darwin Deason, our Chairman of the Board and the holder of approximately 37% of the voting power of the Company through his ownership of Class A Shares (which have one vote per share) and Class B Shares (which have ten votes per share), advised our Board of Directors that he would consider exchanging his Class B Shares for a new series of our preferred stock which, as in the case of our Class A Shares, would have only one vote per share. As a result, on August 26, 2005 the Board of Directors voted to form a special committee, consisting of our four independent directors (the “Special Committee”), to evaluate the feasibility of such an exchange and to enter into discussions with Mr. Deason concerning the possible terms of such a transaction. The Special Committee retained the investment banking firm of Lazard Freres & Co. and the law firm of Dewey Ballantine LLP to advise them. We also consulted with the investment banking firm of Bear Stearns & Co., Inc. in connection with the foregoing. Following the formation of the Special Committee and through early October 2005, Mr. Deason and the Special Committee and its advisors engaged in substantive discussions concerning such a transaction. However, they were unable to reach agreement on the terms of a transaction.
      In late September 2005 and again in early October 2005, certain members of our senior management team were contacted, on an unsolicited basis, by representatives of a private equity firm (the “Lead Private Equity Firm”). Mr. Deason participated in the early October discussions. During those conversations, the Lead Private Equity Firm proposed a possible transaction pursuant to which we would be acquired by a consortium of private equity firms led by the

Lead Private Equity Firm (collectively, the “Prospective Buyer Group”) and in which Mr. Deason and certain members of our senior management team would participate. As a result of those preliminary conversations, on October 19, 2005, the Lead Private Equity Firm executed a confidentiality, standstill and nonsolicitation agreement with us and began conducting preliminary due diligence.
      On October 27, 2005, our Board of Directors met and agreed that the scope of the Special Committee, which had initially been formed for the purpose of considering an exchange of Class B Shares by Mr. Deason, which is described above, should be expanded in order to consider the potential acquisition of the Company by the Lead Private Equity Firm and, if appropriate, negotiate the terms of such a transaction on behalf of the Company and its shareholders, as well as to consider other strategic alternatives available to the Company. At this meeting, the Board of Directors also authorized the retention of Citigroup Global Markets Inc. as the Company’s financial advisor in connection with its consideration of possible strategic alternatives for the Company.
      During early November 2005, the Lead Private Equity Firm continued its due diligence review. During this time period, the Lead Private Equity Firm also engaged in conversations with the Special Committee and its advisors concerning the terms of a potential acquisition of the Company by the Prospective Buyer Group. During this period, the Lead Private Equity Firm also engaged in conversations with Mr. Deason concerning his role and compensation arrangements with the Company following an acquisition as well as the additional consideration that Mr. Deason might receive in a transaction as a result of his ownership of all our Class B Shares and his percentage voting power.
      As a result of those conversations and the diligence conducted by the Lead Private Equity Firm, on November 9, 2005, the Lead Private Equity Firm made a proposal to acquire us through a merger transaction in which the holders of the outstanding Class A and Class B shares would receive $62 per share in cash. The Lead Private Equity Firm also indicated at that time that Mr. Deason would receive an equity interest in the acquiring entity with an initial capital account of $100 million and, in connection with his future employment, a potentially substantial profits interest in the acquiring entity which would be subject to certain Company performance metrics and certain vesting requirements. Negotiations between the Lead Private Equity Firm and the Special Committee and their respective advisors continued during November and into mid-December 2005, at which point the Special Committee and its advisors indicated to the Lead Private Equity Firm that the Special Committee would be willing to continue discussions regarding a merger transaction in which the holders of the Class A shares and Class B shares received $65 per share in cash. The Lead Private Equity Firm agreed to continue negotiations on this basis subject to its ability to identify and include additional Prospective Buyer Group members in the process and to contact potential debt financing sources.
      As a result of these discussions with the Special Committee, the Lead Private Equity Firm contacted several other private equity firms and several potential lenders. During December 2005 and into early January 2006, the Lead Private Equity Firm, the other potential members of the Prospective Buyer Group and potential lenders continued the due diligence process and the process of arranging appropriate equity and debt financing commitments for the possible transaction.
      In early January 2006, the Prospective Buyer Group advised the Special Committee and Mr. Deason that the Prospective Buyer Group was only willing to proceed with a transaction in which the holders of Class A shares and Class B shares would receive $62 per share in cash. Both the Special Committee and Mr. Deason were opposed to proceeding with discussions on the basis of a price for the Class A shares and Class B shares of less than $65 per share. At this point in time, the Company discontinued any further discussions with the Prospective Buyer Group concerning the acquisition of the Company by the Prospective Buyer Group.
      As a result, on January 14, 2006 we issued a press release announcing we had terminated all further conversations with the Prospective Buyer Group concerning a possible transaction, we had ceased all discussions with Mr. Deason regarding the possible elimination of our dual class equity capital structure, and we were continuing to consider other alternatives to enhance shareholder value. Since January 14, 2006, some members of the Prospective Buyer Group have again approached the Company about the possibility of one or more transactions with the Company. These communications have been discussed by Mr. Deason, Company management and the Special Committee, and the Company has determined not to pursue those transactions.
      When deciding whether to pursue the Offer as the best method of providing value to our shareholders, our Board of Directors considered many factors, including the fact that the Offer would permit each shareholder to decide whether to sell all or a portion of their Shares and that any such sales could be made without a potential disruption to the Share price and the usual transaction costs associated with market sales. For more information on these and the other considerations leading to, and potential benefits and risks of, this Offer, see Section 2 “Purpose and Certain Effects of the Offer”.
      Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended June 30, 2005. In addition, we incorporate by reference the financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. You should refer to Section 10 “Certain Information Concerning Us — Where You Can Find More Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
      Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended June 30, 2005 and 2004 and the six months ended December 31, 2005 and 2004, certain selected ratios for the years ended June 30, 2005 and 2004 and the six months ended December 31, 2005 and 2004, and our financial position at December 31, 2005 and June 30, 2005. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended June 30, 2005 and our unaudited condensed consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. Financial data for the six months ended December 31, 2005 and 2004, and the selected ratios are unaudited and, in the opinion of our management, include all adjustments, consisting only of normally recurring adjustments, necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Six Months Ended
	December 31,				Year Ended June 30,

	2005(1)		2004		2005		2004(2)

	(Unaudited)				(Audited)
	(In millions, except per share amounts and ratios)
Income Statement Data:
Revenues(3)	$2,658.5		$2,073.5		$4,351.2		$4,106.4
Operating income	330.8		310.0		654.5		843.7
Net income	197.3		190.3		415.9		529.8
Per Share Data:
Basic earnings per share	$1.58		$1.48		$3.26		$4.03
Diluted earnings per share	$1.55		$1.45		$3.19		$3.83
Shares used in earnings per share calculations(4):
Basic	125.1		128.3		127.6		131.5
Diluted	127.0		131.5		130.4		139.6
Other Data:
Net cash provided by operating activities(5)	$355.7		$299.3		$739.3		$476.2
Selected Ratios:
Ratio of earnings to fixed charges(6)	5.7	x	8.6	x	8.9	x	13.2x

	At	At
	December 31, 2005	June 30, 2005

	(Unaudited)	(Audited)
	(In millions, except per share amounts and ratios)
Balance Sheet Data:
Current assets	$1,507.4	$1,244.1
Current liabilities	931.3	838.1
Working capital	576.1	406.0
Noncurrent assets	3,803.6	3,606.7
Long-term debt (excluding current portion)	925.6	750.4
Stockholders’ equity	2,969.8	2,838.4
Book value per common share(7)	$23.90
Ratio of total debt to total capitalization(8)	23.9%	21.0%

(1)	During the second quarter of fiscal year 2006, we completed the sale of substantially all of our Government welfare-to-workforce services business. We recognized a pretax gain of $29.8 million ($17.9 million, net of income tax).

(2)	During our fiscal year 2004, we completed the sale of a majority of our Federal business. We recognized a pretax gain of $285.3 million ($182.3 million, net of income tax).

(3)	Revenues from operations divested through June 30, 2004 were $0.3 million, $0.6 million and $258 million for the six months ended December 31, 2005, and fiscal years 2005 and 2004, respectively.

(4)	Weighted average shares outstanding reflects the effect of shares repurchased under our previously announced open market repurchase programs.

(5)	Net cash provided by operating activities for fiscal year 2004 includes the payment of $88.1 million of income taxes related to the divestiture of the majority of our Federal business.

(6)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.

(7)	Book value per common share is determined by dividing total stockholders’ equity at December 31, 2005 by total shares outstanding (net of treasury shares) at December 31, 2005.

(8)	Ratio of total debt to total capitalization is determined by dividing total debt by the sum of total debt plus total equity.

      Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for the year ended June 30, 2005 and the six months ended December 31, 2005, certain selected ratios for the year ended June 30, 2005 and the six months ended December 31, 2005 and our financial position at December 31, 2005. This summary unaudited pro forma consolidated financial data gives effect to the purchase of Shares pursuant to the Offer and the related financings as if such transactions had occurred at the dates indicated. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended June 30, 2005 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005. This summary unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or results of operations that we would have attained had the purchase of Shares pursuant to the Offer and the related financings been completed at the dates indicated, or, that we will achieve in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. We have included the summary unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer under “Forward-Looking Statements.”
      The pro forma amounts have been calculated assuming that we complete the Offer for 55,500,000 Shares at a price of $63.00 per share. We anticipate that we will obtain those funds, together with funds to refinance our Existing Credit Facility, and to pay related fees and expenses, principally by borrowing approximately $4.0 billion pursuant to the terms and conditions of a new term loan facility contemplated by the Commitment Letter. If fewer than the maximum number of shares are tendered, we may seek to borrow less than the full amount under the new term loan facility. We also expect to enter into a $1.0 billion revolving credit facility, as further described in Section 9 (“Source and Amount of Funds”), which will be used by us as needed for general corporate purposes.
      The summary pro forma consolidated statements of income data gives effect to the following transactions, assuming they occurred at the beginning of the earliest period presented:

•	Elimination of $1.4 million and $0.6 million of deferred financing fee amortization related to the Existing Credit Facility for the year ended June 30, 2005 and the six months ended December 31, 2005, respectively.

•	Addition of $272.6 million and $135.0 million of interest expense and deferred financing fee amortization related to the new credit facilities for the year ended June 30, 2005 and the six months ended December 31, 2005, respectively. Pro forma interest expense for the Term Facility is calculated using the current LIBO rate as of February 7, 2006 plus the applicable margin. Pro forma interest expense for the Revolving Facility is calculated as the historical interest on the Existing Credit Facility plus the incremental interest expense on the Revolving Facility. The incremental interest expense on the Revolving Facility is calculated as the difference between the current LIBO rate plus the applicable margin as of February 7, 2006 for the Revolving Facility and the current LIBO rate plus the applicable margin as of February 7, 2006 for the Existing Credit Facility, applied to historical average balances outstanding of our Existing Credit Facility.

•	Adjustment to income taxes for the effects of pro forma adjustments for the first and second bullets above for the effective tax rate of 35.1% and 36.3% for the year ended June 30, 2005 and the six months ended December 31, 2005, respectively.

•	Adjustment to the number of Class A Shares used in computing basic and diluted earnings per common share to reflect the repurchase of 55.5 million shares of Class A Shares.
      The summary pro forma consolidated balance sheet data gives effect to the following transactions, as if they occurred on December 31, 2005:

•	The repurchase of 55.5 million Shares at $63.00 per share for total cost of $3.5 billion.

•	The repayment of our Existing Credit Facility and related accrued interest totaling $417.9 million.

•	Elimination of $4.3 million ($2.7 million net of income taxes) of deferred financing fees related to our Existing Credit Facility.

•	Issuance of new Term Facility debt of $4.0 billion for the repurchase of Shares and related fees, repayment of our Existing Credit Facility and accrued interest, and fees related to the new credit facilities.

	Six Months Ended				Year Ended
	December 31, 2005				June 30, 2005

	Historical		Pro Forma		Historical		Pro Forma

	(In millions, except per share amounts and ratios)
Income Statement Data:
Revenues	$2,658.5		$2,658.5		$4,351.2		$4,351.2
Operating income	330.8		330.8		654.5		654.5
Net income	197.3		111.7		415.9		240.0
Per Share Data:
Basic earnings per share	$1.58		$1.60		$3.26		$3.33
Diluted earnings per share	$1.55		$1.56		$3.19		$3.20
Shares used in earnings per share calculations:
Basic	125.1		69.6		127.6		72.1
Diluted	127.0		71.5		130.4		74.9
Ratio of earnings to fixed charges	5.7	x	1.9	x	8.9	x	2.0x

	At December 31, 2005

	Historical	Pro Forma

	(In millions, except per
	share amounts)
Balance Sheet Data:
Current assets	$1,507.4	$1,485.9
Current liabilities	931.3	928.3
Working capital	576.1	557.6
Noncurrent assets	3,803.6	3,882.3
Long-term debt (excluding current portion)	925.6	4,509.1
Stockholders’ equity	2,969.8	(553.4)
Book value per common share	$23.90	$(8.05)
Ratio of total debt to total capitalization	23.9%	114.0%
      Interest expense is subject to market risk from changes in interest rates. We use sensitivity analysis to determine the effects that market risk exposure may have on our interest expense. A 1/8% change in interest rates would change pro forma interest expense $0.2 million and $0.3 million for the six months ended December 31, 2005 and twelve months ended June 30, 2005.
      Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Schedule TO with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.
      We also provide access to these reports on our web site at www.acs-inc.com. Information on our web site is not incorporated by reference in this Offer to Purchase.
      Our Class A Shares are traded on the New York Stock Exchange and, therefore, the information we file with the SEC may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.
      Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for information superseded by this document or any report or other document subsequently filed with the SEC and incorporated by reference herein. The following documents contain important information about us and our financial condition and results of operations and we are incorporating these documents into this document:

•	Annual Report on Form 10-K for the year ended June 30, 2005, as filed on September 13, 2005;

•	Definitive Proxy Statement on Form 14A filed on October 3, 2005;

•	Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2005, as filed on November 9, 2005, and for the quarterly period ended December 31, 2005, as filed on February 9, 2006; and

•	Current Reports on Form 8-K, as filed on July 1, 2005, August 4, 2005*, August 10, 2005*, August 29, 2005, August 31, 2005, September 14, 2005, September 30, 2005, October 3, 2005, October 3, 2005, October 20, 2005*, October 26, 2005*, November 16, 2005, December 12, 2005, January 17, 2006*, January 26, 2006*, January 27, 2006, February 1, 2006* and February 6, 2006.

* Indicates that the Current Report on Form 8-K submitted to the SEC includes information “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K. Pursuant to the rules of the SEC, such information is not deemed to be “filed” for the purpose of the Securities Exchange Act of 1934 and is not incorporated into this document.
     You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 2828 North Haskell Avenue, Dallas, TX 75204, Attention: William L. Deckelman, Jr., telephone number (214) 841-6111. Please be sure to include your complete name and address in your request.

11.	Interests Of Directors and Executive Officers; Transactions and Arrangements Concerning The Shares
      Beneficial Ownership. As of February 5, 2006, we had 118,302,227 outstanding Shares and 12,985,260 Shares reserved for issuance upon exercise of all outstanding stock options. The 55,500,000 Shares that we are offering to purchase in the Offer represent approximately 47% of the Shares outstanding on such date.
      Our directors and executive officers, including our Chairman, Darwin Deason, have advised us that they do not intend to tender Shares in the Offer. The following table sets forth, as to each director or named executive officer as of February 5, 2006 (i) the number of Class A Shares and Class B Shares and the percentage beneficially owned of each as of February 5, 2006; (ii) the number of Class A Shares currently proposed to be tendered in the Offer; and (iii) assuming our purchase of 55,500,000 Class A Shares in the Offer, (x) the number of Class A Shares being retained and the percentage which such Class A Shares would represent of the resulting outstanding Class A Shares, and (y) the ownership of the Class A Shares and Class B Shares, each on an aggregate basis.

								Class A Shares and
	Class A Shares							Class B Shares
	Beneficially			Shares		Class B Shares		Beneficially
	Owned(1)		Shares	Retained(1)		Beneficially Owned		Owned(1)
			to Be
Name and Position	Number	Percent	Tendered	Number	Percent	Number	Percent	Number	Percent

Darwin Deason Chairman of the Board	2,349,030	1.98%	0	2,349,030	3.72%	6,599,372	100%	8,948,402	12.83%
Mark King Director, President and Chief Executive Officer	798,239	*	0	798,239	1.26%	—	—	798,239	1.14%
Lynn Blodgett Director, Executive Vice President and Chief Operating Officer	318,100	*	0	318,100	*	—	—	318,100	*
Harvey Braswell Executive Vice President	298,037	*	0	298,037	*	—	—	298,037	*
Warren Edwards Executive Vice President and Chief Financial Officer	235,258	*	0	235,258	*	—	—	235,258	*
Frank A. Rossi Director	59,000	*	0	59,000	*	—	—	59,000	*
Joseph P. O’Neill Director	84,620	*	0	84,620	*	—	—	84,620	*
J. Livingston Kosberg Director	5,000	*	0	5,000	*	—	—	5,000	*
Dennis McCuistion Director	595	*	0	595	*	—	—	595	*
All Executive Officers and Directors as a Group (thirteen persons)	4,592,294	3.81%	0	4,592,294	7.05%	6,599,372	100%	11,191,666	15.59%

*	less than 1%

(1)	Except as otherwise expressly noted, all shares owned include Class A Shares issuable upon exercise of stock options which are currently exercisable within 60 days of February 5, 2006 as follows: Mr. Deason (360,000); Mr. King (703,000); Mr. Blodgett (302,600); Mr. Braswell (278,700); Mr. Edwards (230,000); Mr. Rossi (9,000); Mr. O’Neill (57,000); Mr. Kosberg (0); Mr. McCuistion (0); and all other Executive Officers (434,000).
      The following table, sets forth, for Mr. Deason and our executive officers and directors as a group, based upon share data as of February 5, 2006, the voting power held by such persons before and after the consummation of the Offer assuming our purchase of 55,000,000 Class A Shares in the Offer (calculated both including and excluding stock options that are exercisable within 60 days of February 5, 2006).

	Percent of Total		Percent of Total
	Voting Power Beneficially		Voting Power Beneficially
	Owned Prior to Offer		Owned After Offer

Name and Position	Including Options	Excluding Options	Including Options	Excluding Options

Darwin Deason Chairman of the Board	37.01%	36.89%	52.91%	52.78%
All Executive Officers and Directors as a Group (thirteen persons)	37.81%	37.01%	53.81%	52.96%

      If we purchase 55,500,000 Shares and as expected, our directors and named executive officers do not tender any Shares, the percentage ownership of our Class A Shares and Class B Shares held by our directors and named executive officers (including Darwin Deason, our Chairman) will increase to approximately 15.59% of the outstanding Class A Shares and Class B Shares and Mr. Deason’s percentage ownership of such Class A Shares and Class B Shares will increase to approximately 12.83% of the outstanding Class A Shares and Class B Shares, based on share data as of February 5, 2006. The proportional voting interest of Mr. Deason will also increase on the consummation of the Offer. If the Offer is subscribed in full, the voting power held by Mr. Deason will increase from approximately 37% to approximately 53% of the total outstanding voting power of the Company immediately after consummation of the Offer, based on share data as of February 5, 2006. However, Mr. Deason has entered into a Voting Agreement with the Company which limits his ability to cause the additional voting power he will hold as a result of the Offer to affect the outcome of matters submitted to the vote of the shareholders of the Company after the consummation of the Offer. See “Purpose and Certain Effects of the Offer — Voting Rights of Our Chairman” in Section 2.
      The Company maintains two separate stock option plans for its directors, officers and employees. These plans include the Company’s 1988 Stock Option Plan and its 1997 Stock Incentive Plan. No additional options can be issued under the 1988 Stock Option Plan. As of February 5, 2006, there remained a total of 44,000 options granted under the 1988 Stock Option Plan. Under the 1997 Stock Incentive Plan, as authorized by our shareholders pursuant to our November 14, 1997 Proxy Statement, the number of our Class A Shares available for issuance thereunder is subject to increase by approval of our Board of Directors pursuant to a formula that limits the number of shares for which options are or may be granted to current employees, consultants and non-employee directors under the plan to no more than 12.8% of our outstanding Class A Shares and Class B Shares. Based on February 5, 2006 share data, we are permitted to grant options for up to 15,987,405 shares under the 1997 Stock Incentive Plan. As of that date, we had outstanding grants of 12,985,260 options thereunder. If we purchase 55,500,000 million Class A Shares in the Offer, the number of options we will be permitted to grant under the 1997 Stock Incentive Plan would be reduced to 8,883,404, but such reduction would have no impact on options granted under such plan prior to the consummation of the Offer. As a result, depending on the number of Shares tendered in the Offer, we may be unable to grant any additional options after the consummation of the Offer, except as discussed below. The Compensation Committee of our Board of Directors may grant additional options to eligible individuals under our 1997 Stock Incentive Plan prior to consummation, including grants to executive officers, in an amount not to exceed the plan limit described above. For option grants following consummation of the Offer, we will either seek approval of a new stock option plan from our shareholders at the next shareholders meeting, which may be a special meeting called for this purpose, or we may grant additional options under our existing plan subject to shareholder approval being obtained prior to such options becoming exercisable, in accordance with NYSE listing standards.
      Prior to the Offer, our Board of Directors previously authorized three share repurchase programs totaling $1.75 billion of our Class A Shares. The programs, which were open-ended, allowed us to repurchase our shares on the open market from time to time in accordance with SEC rules and regulations, including shares that could be purchased pursuant to SEC Rule 10b5-1. The number of shares purchased and the timing of purchases was based on the level of cash and debt balances, general business conditions and other factors, including alternative investment opportunities, and purchases under these plans were funded from various sources, including, but not limited to, cash on hand, cash flow from operations, and borrowings under our Existing Credit Facility. During the past 60 days, we made the following share repurchases under our previously authorized share repurchase programs at the following average prices per share: (1) on December 12, 2005, 76,700 Class A Shares at $54.9766, (2) on December 13, 2005, 186,200 Class A Shares at $54.7133, and (3) on December 14, 2005, 59,500 Class A Shares at $54.7567. These share repurchase plans were terminated on January 25, 2006 by our Board of Directors in connection with the Offer, which was announced on January 26, 2006. In addition, during the same time period, we reissued Class A Shares to fund contributions to our Employee Stock Purchase Plan and our ACS Savings Plan in the following amounts and at the following average prices per share: (1) on December 12, 2005, 4,962 Class A Shares at $55.07, (2) on December 22, 2005, 4,808 Class A Shares at $56.39, (3) on January 3, 2006, 71,578 Class A Shares at $59.18, (4) on January 6, 2006, 4,373 Class A Shares at $61.40, (5) on January 19, 2006, 5,076 Class A Shares at $56.55 and (6) on February 2, 2006, 5,503 Class A Shares at $62.85. All of such reissuances were for the benefit of the ACS Savings Plan except the reissuance on January 3, 2006 which was for the benefit of the Employee Stock Purchase Plan.

      The number of Shares actually tendered prior to the Expiration Date, and the conditions attached thereto, may be modified. The address for each of our directors and named executive officers is 2828 North Haskell Avenue, Dallas, Texas 75204, telephone number (214) 841-6111.
      For more information regarding the terms of our equity incentive plans and certain other agreements, we refer you to entire text of the documents filed as Exhibits (d)(1) through (d)(18) to the Schedule TO filed by the Company on February 9, 2006, as the same may be amended from time to time, which are incorporated herein by reference.

12.	Certain Legal Matters; Regulatory Approvals
      Except as provided below, we are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer. If the Offer is subscribed in full, the voting power held by our Chairman, Darwin Deason will increase from approximately 37% to approximately 53% of the total outstanding voting power of the Company immediately after consummation of the Offer, based on share data as of February 5, 2006. See Section 2 “Purpose and Certain Effects of the Offer.” In light of the increase in voting power by Mr. Deason, we will need to file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the United States Federal Trade Commission and the Department of Justice and we will need to seek the approval of each of the United Kingdom’s Financial Services Authority (“FSA”) and the Irish Financial Services Regulatory Authority (“IFSRA”). While we do not contemplate any issues in connection with the review by the Federal Trade Commission and the Department of Justice, the FSA or the IFSRA, particularly in light of the fact that Mr. Deason has agreed to limit his increased voting power pursuant to the terms of the Voting Agreement, we cannot be certain that these approvals will be obtained or will be obtained without substantial delay or conditions. In addition as previously noted, shareholders who choose not to tender their Shares will own a greater percentage interest in the Company following consummation of the Offer. If a shareholder’s ownership interest increases to 10% or more of the Company’s Class A Shares, such shareholder will be required to comply with the rules and requirements of the FSA and IFSRA and applicable law, including any regulatory approval requirements. We are not aware of any other approval or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of Shares as contemplated by the Offer. Should any other approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any regulatory approvals. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions, including the receipt of regulatory approvals. See Section 7 “Conditions Of The Offer”.

13.	Material U.S. Federal Income Tax Consequences
      The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of Shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for federal income tax purposes, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their Shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their Shares through the exercise of employee stock options or otherwise as compensation.
      If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.
      This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
      We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to the Company pursuant to the Offer or that any such position would not be sustained.
      As used herein, a “United States Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
      As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.
      Each shareholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer.
      Consequences to United States Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange (as described below) of such Shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the Shares that were sold exceeds one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.
      A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the shareholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code.
      In determining whether any of these tests have been met, a United States Holder must take into account not only the Shares that the shareholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as Shares the shareholder has an option to purchase.
      One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that shareholder for federal income tax purposes. Due to the factual nature of these tests, shareholders should consult their tax advisers to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
      Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a shareholder will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the Shares actually and constructively owned by the shareholder are exchanged pursuant to the Offer or (2) all of the Shares actually owned by the shareholder are exchanged pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a shareholder will be “substantially disproportionate” if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the exchange of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately before the exchange (treating as outstanding all Shares purchased in the Offer from the particular shareholder and all other shareholders).
      A distribution to a shareholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Shareholders should consult their tax advisers as to the application of this test to their particular circumstances.
      Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.
      In consulting with their tax advisors, shareholders should consider the advisability of conditioning the purchase of their tendered Shares upon our purchase of all or a sufficient number of Shares actually or constructively owned by such holder if necessary to produce the desired tax treatment.
      If a United States Holder’s receipt of cash attributable to an exchange of Shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s Shares and will be treated as ordinary dividend income to the United States Holder to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax consequences. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.
      Consequences to Non-United States Holders. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

      Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our Shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our Shares. Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held Shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges Shares pursuant to the Offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our Shares are exchanged for cash pursuant to the Offer.
      If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain from the sale of Shares will be determined in the manner described above (see “Material U.S. Federal Income Tax Consequences — Consequences to United States Holders.”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
      United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.
      U.S. Federal Income Tax Considerations for Holders of Amended and Restated Employee Stock Purchase Plan Shares and ACS Savings Plan Shares
      Employee Stock Purchase Plan. If a participant in the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) tenders and sells Shares in the Offer that were acquired under the ESPP, then the participant generally will be treated for U.S. federal income tax purposes as having received ordinary compensation income with respect to a portion of the proceeds he or she receives. The amount of such ordinary compensation income depends upon the price at which Shares are sold in the Offer and how long the Shares acquired under the ESPP were held by the participant prior to the date of purchase by us in the Offer. If the Shares tendered and sold are held by the participant for two years or less from the beginning of the quarterly period in which such Shares were acquired under the ESPP (“Acquisition Date”), then the amount of ordinary compensation income will be an amount equal to the excess, if any, of the fair market value of the Shares on the date the Shares were acquired under the ESPP over the price that the participant paid for the Shares. If the Shares tendered and sold are held by the participant for more than two years from the Acquisition Date, then the amount of the ordinary compensation income will be an amount equal to the lesser of: (a) the excess, if any, of the fair market value of the Shares on the date of purchase by us in the Offer over the amount originally paid for such Shares, or (b) the excess, if any, of the fair market value of the Shares on the Acquisition Date over the amount originally paid for the Shares. The amount of ordinary compensation income that a participant recognizes upon tender of his or her shares under the ESPP will be subject to ordinary income and will be included on the participant’s year 2006 Form W-2.
      In addition to any amount recognized by a participant under the ESPP as ordinary compensation income as described above, the participant may recognize capital gain (or loss) or dividend income as a result of the tender and sale of Shares in the Offer. For a general summary of these consequences, please refer to the section captioned “Material U.S. Federal Income Tax Consequences — Consequences to United States Holders.”
      ACS Savings Plan. The ACS Savings Plan is a qualified plan within the meaning of Section 401(a) of the Code and assets accumulated pursuant to the plan are held in a trust that is a tax exempt trust and, therefore, no income, gain or loss will be recognized by a participant upon the tender or sale of Shares credited to his or her ACS Stock Fund balance under the ACS Savings Plan. However, by instructing Mellon Bank, N.A., as independent plan trustee, to tender and sell Shares, a participant may be giving up special tax consequences applicable to employer securities upon distribution of such Shares from the ACS Savings Plan. Please refer to the Letter to Participants in the ACS Savings Plan sent to ACS Savings Plan participants together with this Offer to Purchase for a description of these tax consequences.
      The tax discussion set forth above is included for general information only. You are urged to consult with your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

14.	Extension Of The Offer; Termination; Amendment
      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 “Conditions Of The Offer” have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 “Conditions Of The Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(3) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PRNewswire — FirstCall or comparable service.

      If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
      If:

•	we increase or decrease the price to be paid for Shares, materially increase the Dealer Manager’s fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the outstanding Shares of our Class A Shares, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of a period of 10 business days from the date of notice of the increase or decrease. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of a period from 12:01 a.m. through 12:00 Midnight, New York City time.

15.	Fees and Expenses
      We have retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Offer. Citigroup will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Citigroup for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Citigroup against liabilities in connection with the Offer, including liabilities under the federal securities laws. In addition, Citigroup is also acting as our financial advisor in connection with this Offer for which it will receive a separate customary financial advisory fee. Furthermore, Citigroup is also acting as the lead manager for the new credit facilities referenced in the Commitment Letter for which it will receive a separate customary syndication fee.
      We have retained Mellon Investor Services to act as the Information Agent and American Stock Transfer to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
      We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 8 in the Letter of Transmittal “Stock Transfer Taxes”.

16.	Miscellaneous
      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
      Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 “Certain Information Concerning Us” with respect to information concerning us.

      Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or to make any representation on behalf of us in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on that information or representation as having been authorized by us or the Dealer Manager.
Affiliated Computer Services, Inc.
February 9, 2006
      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary.
The Depositary for the Offer is:
American Stock Transfer & Trust Company

By Mail: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, New York 11219	By Courier: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, New York 11219	By Hand: American Stock Transfer & Trust Company 59 Maiden Lane, Plaza Level New York, New York 10038
By Facsimile Transmission
For Eligible Institutions only:
American Stock Transfer & Trust Company
Facsimile: 718-234-5001
To confirm: 1-877-248-6417
      Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, New Jersey 07310
Attn: Information Agent Group
Toll-Free: (800) 835-0447
Call Collect: (201) 680-6590
The Dealer Manager for the Offer is:
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Toll-Free: (877) 531-8365